EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-132650 and 333-138533) pertaining to the VeriFone Holdings, Inc. New Founders’ Stock Option Plan, the VeriFone Holdings, Inc. Outside Directors’ Stock Option Plan and the VeriFone Holdings, Inc. 2005 Employee Equity Incentive Plan of our reports dated December 15, 2006 with respect to the consolidated financial statements of VeriFone Holdings, Inc., VeriFone Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of VeriFone Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended October 31, 2006.

/s/ ERNST & YOUNG LLP
San Francisco, California
December 15, 2006